FIRST AMENDMENT TO WAREHOUSE LINE OF CREDIT PROMISSORY NOTE

This First Amendment to the Warehouse Line of Credit Promissory Note is made this 1st day of January, 2012 between Coghlan Family Corporation ("CFC") and Genesis Financial, Inc. ("GFI"), collectively, (the "Parties").

WHEREAS, CFC and GFI entered into a Warehousing Line of Credit Promissory Note agreement on January 1, 2010 (the "Warehouse Line"); and

WHEREAS, CFC and GFI desire to amend the Warehouse Line.

THEREFORE, in receipt of good and valuable consideration, the receipt of which is acknowledged by Parties, the Parties agree as follows:

1. The DUE DATE paragraph is hereby amended to read, "You promise to pay the balance of this NOTE on, or before, January 1, 2016, or at the option of the LENDER on demand. So long as this NOTE is in good standing, you may obtain advances on the CREDIT LINE in accordance with the procedures described in this NOTE and the attached exhibits.

2. The INTEREST paragraph is hereby amended to read, "Interest shall accrue on the daily net principal balance outstanding and is payable on the first day of each month during the term of this loan. Interest will be calculated at One (1%) Percent over the Prime Rate quoted on the first day of the month prior to the payment date. LENDER agrees to waive all accrued interest from October 1, 2010 through the end of the term.

3. The COMMITMENT FEE paragraph is hereby deleted from the beginning of the Warehouse Line.

4. CFC waives the default interest rate of Twelve (12%) percent interest. Any interest rate charged during a period of default will be calculated at One (1%) Percent over the Prime Rate quoted on the first day of the month prior to the payment date.

5. CFC waives any FINANCIAL COVENANTS on the Warehouse Line.

DATED this 1st day of January, 2012.

COGHLAN FAMILY CORPORATION, a Washington corporation.

John R Coghlan

By: John R. Coghlan, President

GENESIS FINANCIAL, INC., a Washington corporation.

By: Virginia Walters, Treasurer